Shareholder Letter Third Quarter 2023 November 2, 2023 Exhibit 99.1

Third Quarter 2023 1 Fellow   Shareholders, Q3 was a strong quarter for Coinbase. Amid multi-year low levels of volatility, we are pleased with our financial results. While we have generated a net loss through Q3, we are on track to deliver meaningful positive Adjusted EBITDA for 2023, reflecting the direction we set at the beginning of the year to be a company that can generate Adjusted EBITDA in all market conditions.  Combined with a strong balance sheet with over $5.5 billion in $USD resources1, we are determined to invest in the future and deliver the most trusted products and services that expand onchain utility.  In Q3, we obtained new licenses that enable us to access new markets and deliver new products, continued to drive toward regulatory clarity in the US, and built innovative products and services in the areas of derivatives and layer 2 solutions. This work is important now because the opportunity is too large to let a tough market distract us. We firmly believe that onchain is the new online. Just like the Internet broke down barriers, democratized access to information, and made knowledge universally available, we believe crypto is doing the same with broader access to financial services and commerce. We believe the onchain companies of today will be the tech giants of tomorrow, and we are positioning Coinbase at the forefront of this technology as a responsible, compliant, trusted, financially strong, and innovative business. These attributes form the core of our competitive advantage, and we are staying focused on building technologies that expand crypto’s utility and position Coinbase to win. The existing financial system, built over a century ago, is outdated and ill- equipped for today's digital economy, leading to global inefficiencies and limitations. At Coinbase, we aim to bridge the gap between this aging system and the burgeoning cryptoeconomy in order to bring over 1 billion people into crypto. Although the journey may entail volatility, given the industry's nascent stage - yet enormous potential - we perceive challenges as opportunities, remaining steadfast in our mission to increase global economic freedom. 1 $USD resources is defined as our cash and cash equivalents, USDC, and custodial account overfunding.

Chapter 1: We are building a sustainable business to drive long term growth; in Q3, net loss was $2 million and we generated positive Adjusted EBITDA for the third consecutive quarter. Total revenue was $674 million, down 5% Q/Q. Net revenue was $623 million, down 6% Q/Q. Total operating expenses were $754 million, down 4% Q/Q, while technology & development, sales & marketing, and general & administrative expenses collectively declined 1% Q/Q to $654 million. Net loss was $2 million. Adjusted EBITDA was $181 million. Our balance sheet remained strong with over $5.5 billion in $USD resources which increased $20 million Q/Q. In Q3, we repurchased $263 million of our 2031 Senior Notes at an approximately 33% discount to par value or $177 million in cash.

Chapter 2: Continued focus on product excellence to drive crypto utility and deliver the most trusted products. We exhibited strong product momentum against our three pillar product strategy. For our first pillar, crypto as an asset class, we listed new assets and unified our USD/USDC order books which drove incremental Advanced trading volume and USDC balances on our platform. In support of our Go Broad and Go Deep international strategy, we registered with the Bank of Spain and launched in Canada, expanding our reach. Further, we realized a multi-quarter objective when Coinbase Financial Markets secured regulatory approval from the National Futures Association, a CFTC-designated self-regulatory organization, to operate a Futures Commission Merchant (FCM) and offer eligible US customers access to crypto futures. In support of our second pillar, crypto updating the financial system, we entered into an updated arrangement with Circle to support USDC and help drive long-term success of the stablecoin ecosystem. Our efforts to drive our third pillar, crypto powering the future of the Internet, we introduced Base, our advanced layer 2 (L2) solution. L2 networks can be likened to the transition from dial-up Internet to broadband. Base optimizes speed and efficiency, significantly reduces costs, while granting developers seamless access to the extensive Coinbase ecosystem. Our Onchain Summer launch event saw over 10 million NFTs minted across more than a million transacting wallets on Base and more than $500 million in assets on the platform.

Chapter 3: We're focused on engaging with regulators & legislators around the world to bring crypto into the regulatory perimeter, including here in the US. Regulatory clarity in the US and abroad continues to be one of our highest priorities. We're seeing global efforts to bring crypto into a regulatory perimeter as 83% of G20 nations are adopting crypto regulations. For example, in Europe, 27 countries have created one unified set of rules for crypto with the Markets in Crypto-Assets Regulation (MiCA) that is due to take effect in 2024. We are proud to have selected Ireland as our MiCA hub. We remain actively involved in advocating for US legislation at both the state and federal level to achieve regulatory clarity. While legislating can be slow and unpredictable, we are still optimistic the US will get this right by embracing innovation, proposing clear rules, and protecting consumers. Our case with the SEC is proceeding and oral arguments for our motion to dismiss are scheduled for January 17, 2024. We are grateful for the Court's careful consideration and have full faith in the legal process.

Chapter 4: Q4'23 Outlook. In October, we generated approximately $105 million of transaction revenue. We expect Q4 subscription and services revenue to be approximately flat with Q3, and for Q3 transaction expenses as a percentage of net revenue to be in the mid-teens. We anticipate Q4 technology & development and general & administrative expenses to be $525-$575 million, driven by lower stock-based compensation as our expense recognition timing is not linear. We expect sales & marketing expenses to be $85-$95 million. Lastly, we anticipate that we will generate meaningful positive Adjusted EBITDA in full-year 2023, revised from our prior goal of improving full-year 2023 Adjusted EBITDA in absolute dollar terms versus full-year 2022.

For a reconciliation of net loss to Adjusted EBITDA used in this shareholder letter, please refer to the reconciliation table in the section titled "Reconciliation of Net Loss to Adjusted EBITDA," following the financial statements included at the end of this shareholder letter.

Select Financial Metrics

FINANCIAL METRICS ($M)	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Net Revenue	576	605	736	663	623
Net Loss	(545)	(557)	(79)	(97)	(2)
Adjusted EBITDA	(116)	(124)	284	194	181

Q3'23 Coinbase Results vs. Outlook

METRIC	COINBASE Q3 OUTLOOK (AUGUST 2023)	Q3 ACTUALS
Subscription and Services Revenue	At least $300 million	$334 million
Transaction Expenses *as a percentage of net revenue*	Mid teens as a % of net revenue *Dependent on revenue mix*	15%
Technology and Development + General and Administrative Expenses *including stock-based compensation*	$575 – $625 million *including ~$210 million in stock-based compensation*	$575 million *including $202 million in stock-based compensation*
Sales and Marketing Expenses *including stock-based compensation*	$80 – $90 million *including ~$15 million in stock-based compensation*	$78 million *including $17 million in stock-based compensation*

coinbase Third Quarter 2023 2

Chapter 1
We are building a sustainable business to drive long term growth; in Q3, net loss was $2 million and we generated positive Adjusted EBITDA for the third consecutive quarter.

Total revenue was $674 million, down 5% Q/Q. Net revenue was $623 million, down 6% Q/Q. Other revenue was $51 million, up 13% Q/Q, driven primarily by higher interest rates earned on corporate cash. Total operating expenses were $754 million, down 4% Q/Q, while technology & development, sales & marketing, and general & administrative expenses collectively declined 1% Q/Q to $654 million. Net loss was $2 million. Adjusted EBITDA was $181 million. Our balance sheet remained strong with over $5.5 billion in $USD resources which increased $20 million Q/Q. In Q3, we repurchased $263 million of our 2031 Senior Notes at an approximately 33% discount to par value or $177 million in cash.

Note: Figures presented may not sum precisely due to rounding

Total Revenue ($M)

TOTAL REVENUE	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Tranaction Revenue					
Consumer, net	346.1	308.8	352.4	310.0	274.5
Institutional, net	19.8	13.4	22.3	17.1	14.1
Total transaction revenue	**365.9**	**322.1**	**374.7**	**327.1**	**288.6**
Subscription and services revenue					
Stablecoin revenue[1]	76.9	145.7	198.9	151.4	172.4
Blockchain rewards	62.8	62.4	73.7	87.6	74.5
Interest income[2]	24.9	36.5	41.9	50.0	39.5
Custodial fee revenue	14.5	11.4	17.0	17.0	15.8
Other subscription and services revenue	31.4	26.7	30.1	29.4	32.3
Total subscription and services revenue	**210.5**	**282.8**	**361.7**	**335.4**	**334.4**
Net Revenue	**576.4**	**604.9**	**736.4**	**662.5**	**623.0**
Corporate interest and other income	14.0	24.2	36.1	45.4	51.1
Total Revenue	**590.3**	**629.1**	**772.5**	**707.9**	**674.1**

[1] Stablecoin revenue is derived from our arrangement with the issuer of USDC. Prior to Q3, stablecoin revenue was included within interest income.
[2] Interest income represents interest earned on customer custodial funds as well as loans.

Transaction Revenue
Overall crypto market cap declined 9% Q/Q to $1.1 trillion when comparing the end of Q3 to the end of Q2, and the average crypto market cap declined 3% over the same time frame. The price of BTC, which accounts for roughly half of crypto market cap, declined 12% when comparing the end of Q3 to the end of Q2, but increased 63% year-to-date through the end of Q3. In addition, crypto asset volatility[2], another driver of revenue, continued to decline in Q3 and reached the lowest level we have measured since 2016. This macro backdrop contributed to global spot market trading volumes declining 24% Q/Q in Q3.

[2] Crypto asset volatility represents our internal measure of crypto volatility in the market relative to prior periods. The volatility is based on intraday returns of a volume-weighted basket of all assets listed on our trading platform. These returns are used to compute the basket's intraday volatility which is then scaled to a daily window. These daily volatility values are then averaged over the applicable time period as needed.

coinbase

Third Quarter 2023

3

[3] Trading volume represents the total U.S. dollar equivalent value of spot matched trades transacted between a buyer and seller through our platform during the period of measurement.

Q3 total transaction revenue was $289 million, down 12% Q/Q. Transaction revenue was driven by a 17% Q/Q decline in total trading volume[3], partially offset by higher realized fees resulting from the mix of trading activity on our platform in the quarter.

Consumer Transaction Revenue

Consumer transaction revenue was $275 million in Q3, down 11% Q/Q. Q3 consumer trading volume was $11 billion, down 21%, and better than the US spot market. Similar to last quarter, within consumer, advanced trading volume declined more than simple trading volume, which we believe was driven by the low volatility environment. The mix in trading volume on our platform resulted in a higher blended average fee rate in Q3 as compared to Q2.

Institutional Transaction Revenue

Institutional transaction revenue was $14 million in Q3, down 18% Q/Q. Institutional trading volume was $65 billion, down 17% Q/Q, also better than the US spot market. The institutional trading volume decline was primarily driven by lower Markets volume, which largely consists of market maker volume on our platform. During Q3, USDT volume was elevated temporarily across the entire industry, including on Coinbase, largely due to de-pegging events.

TRADING VOLUME ($B)	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Consumer	26	20	21	14	11
Institutional	133	125	124	78	65
Total	**159**	**145**	**145**	**92**	**76**

TRADING VOLUME (% OF TOTAL)	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Bitcoin	31%	35%	32%	40%	38%
Ethereum	33%	33%	24%	23%	19%
USDT	*	*	*	*	15%
Other crypto assets	36%	33%	45%	38%	28%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

* Below reporting threshold of 10% of total trading volume

TRANSACTION REVENUE (% OF TOTAL)	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Bitcoin	31%	35%	36%	39%	37%
Ethereum	24%	19%	18%	21%	18%
Other crypto assets	45%	46%	46%	39%	46%
Total	**100%**	**100%**	**100%**	**100%**	**100%**

Note: Figures presented may not sum precisely due to rounding coinbase
Third Quarter 2023
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Third Quarter 2023 5 Subscription & Services Revenue  Q3 subscription and services revenue was $334 million, largely flat Q/Q. We saw increases of native units in custody, an increase in staked balances, and growth in USDC on our platform. Stablecoin revenues were $172 million, up 14% Q/Q. Prior to Q3, stablecoin revenue was included in interest income. Stablecoin revenue is income earned on USDC reserves under our updated arrangement with Circle. The primary driver of the Q/Q increase was higher interest rates. We ended Q3 with approximately $2.5 billion in on-platform USDC balances, up from $1.8 billion at the end of Q2. Blockchain rewards revenue declined 15% Q/Q to $74 million and was primarily driven by two factors. First, lower rewards rates offered by protocols, and second, lower Q/Q crypto asset prices. Our largest staked balance was ETH, which was $7.1 billion as of 9/30. Interest income was $39 million, down 21% Q/Q. Interest income represents interest earned on customer custodial funds and loans. The Q/Q decline was driven primarily by lower average daily customer fiat balances in Q3 as compared to Q2. As a reminder, customer fiat balances vary on a quarter to quarter basis depending on customer activity and we do not manage our business to grow these balances.  Custodial fee revenue was $16 million, down 7% Q/Q. The decline was primarily driven by lower blended average fees as well as lower average crypto prices in Q3 compared to Q2. As shared last quarter, we customize pricing on the Coinbase Prime platform based on customer needs between trading, custody, financing, and other products. As a result, we anticipate that our product- specific fees will vary from quarter to quarter depending on the types of customers onboarded and using the Coinbase Prime suite of products in any particular period. Other subscription and services revenue was $32 million, up 10% Q/Q. The increase was driven by higher Coinbase One revenue, where we continued to see higher paid subscribers, as well as growth in our Prime Financing product.

Note: Figures presented may not sum precisely due to rounding

Expenses

In Q3, we continued to operate with a focus on cost and efficiency. Q3 total operating expenses were $754 million, down 4% Q/Q. Within total operating expenses, technology & development, sales & marketing, and general & administrative expenses collectively declined 1% Q/Q to $654 million and were at the low end of our Q3 outlook range largely driven by a shift in timing of certain sales & marketing and legal-related expenses from Q3 to Q4.

Operating Expenses ($M, except full-time employees)

OPERATING EXPENSES	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
Transaction expense	101.9	83.0	96.4	108.2	90.6
% of net revenue	18%	14%	13%	16%	15%
Sales and marketing	75.9	93.1	64.0	83.9	78.2
% of net revenue	13%	15%	9%	13%	13%
Technology and development	556.3	590.1	358.0	320.7	322.8
General and administrative	339.2	377.7	248.8	259.0	252.6
Restructuring	(1.2)	(0.5)	144.5	(1.0)	(0.9)
Crypto asset impairment, net[1]	12.2	67.2	18.0	(8.1)	7.2
Other operating expenses, net	62.6	(26.6)	(33.2)	18.9	3.5
Total operating expenses	**1,146.8**	**1,184.0**	**896.4**	**781.5**	**754.0**
Full-time employees (end of quarter)	4,706	4,510	3,535	3,406	3,427

[1] Crypto asset impairment, net represents gross impairments recorded on crypto assets held, net of subsequent realized gains on the sale and disposal of previously impaired crypto assets held. Prior to Q3 this was included within Other operating expense, net.

Q3 transaction expenses were $91 million, down 16% Q/Q. The primary driver of the decrease in absolute dollars was lower staking rewards distributed to customers in connection with the decline in blockchain rewards revenue, as well as lower miner fees associated with Ethereum network activity. Q3 transaction expenses as a percentage of net revenue were 15% and in-line with our outlook.

Sales and marketing expenses were $78 million, down 7% Q/Q. The decrease was driven by lower seasonal NBA-related spend, partially offset by higher USDC reward payouts due to higher on-platform balances. Sales and marketing spend was slightly lower than our outlook range due to the shift in timing of certain expenses from Q3 to Q4.

Technology and development expenses were $323 million, up 1% Q/Q, as expectedly higher stock-based compensation expenses were offset by efficiencies in our infrastructure spending.

General and administrative expenses were $253 million, down 2% Q/Q. The sequential decline was driven by elevated rent expenses in Q2 related to a lease termination that did not reoccur in Q3, as well as a shift in timing of certain legal related expenses from Q3 to Q4. These were partially offset by expectedly higher stock-based compensation expenses.

Stock-based compensation was $218 million and in-line with our outlook.

coinbase

Third Quarter 2023

6

Third Quarter 2023 7 Other income was $135 million, primarily driven by an $82 million gain related to the extinguishment of $263 million of our 2031 Senior Notes as well as a gain related to strategic investments.  Q3 income tax expense was $37 million, resulting in an effective tax rate of 107%, which is higher than the US statutory rate primarily due to an adjustment to the estimated annual effective tax rate in the quarter and an increase to a valuation allowance on deferred tax assets. For the nine months ended September 30, 2023, our effective tax rate was 15% and lower than the US statutory rate of 21% primarily due to non-deductible stock-based compensation and US taxes on foreign earnings, offset by a partial release of a valuation allowance on deferred tax assets. Our Q3 fully diluted share count was 281.0 million, down slightly Q/Q. This includes 239.2 million common shares and 41.8 million dilutive securities (including 3.7 million associated with our 2026 Convertible Notes which have a conversion price of $370.45). We ended Q3 with $5.5 billion in total available $USD resources which we define as cash and cash equivalents, USDC, and custodial account overfunding. This represents an increase of $20 million Q/Q. Share Count  Capital and Liquidity  Total $USD Resources ($M) Corporate Cash Held  at Third Party Venues USDC Corporate Cash Money Market Funds $163M $401M $1,257M $3,680M Total $5,502M Note: Figures presented may not sum precisely due to rounding

2023 Q2 to Q3 Change in $USD Resources ($M)


5,482M
USDC
315M
Cash and Equivalents
(excl. Restricted Cash)
5,167M
Jun 30 2023
292M
Adj. Op. Cash Flow
(21M)
Capex + Internally Developed Software
(2M)
M&A + Ventures
25M
Crypto Investments, Inventory, and Other[2]
(75M)
Financing Products and Collateral[3]
(177M)
Repurchase of Debt
(52M)
Net Equity Transactions[5]
40M
Financing Collateral (USDC)[6]
(10M)
Other[7]
5,502M
401M
5,101M
Sep 30 2023
OPERATING[1]
292M
INVESTING
(73M)
FINANCING[4]
(229M)
OTHER
30M
TOTAL
20M

1 Cash flows due to operating activities, adjusted for the net change in USDC and deposits in-transit

2 Crypto disposals and purchases across our crypto investment portfolio and used for operating purposes

3 Financing products and collateral includes Prime Financing and Retail Borrow plus fiat assets pledged as collateral

4 Cash flows used in financing activities, adjusted for the net change in customer custodial cash liabilities

5 Net cash paid for taxes related to net share settlement of equity awards, offset by cash received for the issuance of common stock upon exercises of stock options, net of repurchases and proceeds for the employee stock purchase plan

6 Represents net inflows of USDC relating to financing and investing collateral

7 Other includes the effect of foreign exchange on corporate cash, offset by transfers from restricted cash and net inflows of USDC for investing and financing activities and working capital

In addition to our $USD resources, we also consider our crypto assets held as investments as other unencumbered and liquid resources available to us. The fair market value of our crypto assets held as investments was $572 million as of 9/30 and had an impaired cost basis of $311 million.

Credit and Counterparty Risk

We maintained our longstanding commitment to operational and risk excellence throughout Q3. At the end of Q3, we had $605 million in total credit and counterparty risk (excluding banks), stemming from $362 million loans to customers, $194 million held at third party venues (including $163 million in cash), and $50 million in collateral posted.

coinbase Third Quarter 2023 8

Chapter 2

Continued focus on product excellence to drive crypto utility and deliver the most trusted products.

Our goal at Coinbase remains to build the best products and services that will bridge the divide between the traditional financial system and the cryptoeconomy. Onchain technology is the upgrade the financial system desperately needs, and the opportunity in front of us is as great as that of the last technological revolution, the Internet. That is why we feel that onchain is the new online and why we continue to build towards increasing economic freedom for over 1 billion people globally through crypto.

Nearly 9-in-10 Americans believe it is time to update the financial system, which was built over 100 years ago. Crypto offers a faster, more efficient, and more equitable evolution of the financial system. As the crypto ecosystem evolves, it will play an essential role in building the fintech apps of the future, both in the form of underlying blockchain technology powering infrastructure, and front-end, consumer-facing applications.

To date, crypto has primarily been used as a store of value and for trading purposes, but we see much broader and powerful applications in the years ahead. Accordingly, our product strategy is mapped against the three phases of crypto utility. First, crypto as an asset class, which centers around the core trading and store of value use case. Second, crypto updating the financial system, which centers around stablecoins, staking services, and more. And lastly, crypto powering the future of the Internet, which centers around a wide variety of applications - from decentralized services to cloud services and commerce.

Our Products & Services

OUR STRATEGY
Building trusted crypto products to help bring economic freedom & opportunity to over 1 billion people

1 Crypto as an asset class

- Coinbase.com
- Coinbase Custody
- Coinbase Prime
- Coinbase Spot Market
- Coinbase Asset Management
- Coinbase Derivatives Exchange
- Coinbase International Exchange
- Coinbase One

2 Crypto updating the financial system

- Coinbase Earn
- USDC
- Coinbase Card
- Coinbase Pay
- Direct Deposit
- International Transfers
- Learning Rewards

3 Crypto powering the future of the internet

- Base
- Coinbase Cloud
- Coinbase Commerce
- Coinbase NFT
- Coinbase Wallet
- Decentralized Identity
- Wallet as a Service
- Web3 Dapps

Across these three pillars, Q3 has been a strong quarter of execution. We've obtained new licenses that enable us to access new markets, continued to drive toward regulatory clarity for crypto, and built innovative products and services that expand the utility of crypto and best position Coinbase for the future.

coinbase Third Quarter 2023 9

Third Quarter 2023 10 To support crypto as an asset class, we continued to strengthen our platform to bring the best and most trusted trading products to our customers. Added assets and payment rails. We continue to focus on maximizing choice and access for our customers by adding more assets and expanding payment options to access crypto and reduce friction in our purchase flow. In Q3, we added 7 new assets across 5 networks, including XRP in July and two day 1 listings. We continue to expand access for our customers to use PayPal and Open Banking (Easy Bank Transfers) across Europe and the UK, while Interac rolled out to 100% of Canadian users in Q3 Made improvements to Advanced Trade. We unified USD-USDC order books which drove both incremental trading volume and USDC to be held on our platform.  With unified order books, international users now have broader access to the USD-USDC trading pairs and can also now earn rewards on USDC balances. Additionally, we’ve made a variety of improvements to enhance the customer experience, including launching a new Portfolio tab and other app enhancements International expansion. Given our longstanding focus on compliance and regulation, we obtain relevant licenses and regulations where available and required so that we can best serve our customers. Many countries around the world have created regulatory frameworks that have allowed us to continue to make progress against our Go Broad Go Deep international strategy. In Q3, we launched in Canada where we hired local leadership and announced new payment rails to reduce friction and expand access to crypto. Additionally, we registered as a cryptocurrency exchange and custodian wallet provider with the Bank of Spain. This registration will allow Coinbase to offer our full suite of products and services to retail and institutional users in Spain, all in compliance with the national legal framework. The derivatives market for crypto represents 75% of all trading volume, with the majority of this volume going through unregulated exchanges. We believe there is a large opportunity for a trusted, regulated player to provide a safe and secure way to engage with regulated derivatives products. In Q3, Coinbase and Coinbase Financial Markets made good progress in making derivative products available to customers globally Continued to expand access to derivatives both in the US…In Q3, Coinbase Financial Markets, Inc. secured regulatory approval from the National Futures Association, a CFTC-designated self-regulatory organization, to operate a Futures Commission Merchant (FCM) and offer eligible US customers access to crypto futures. Coinbase Financial Markets will now be the first crypto-native leader to offer access to regulated, leveraged, and cash-settled crypto futures, and we just launched our regulated futures product offering to eligible US customers. …As well as outside the US. At the same time, while we are still in the early days of investing to build liquidity and grow participation, we experienced good progress with Coinbase International Exchange. In Q3, we more than doubled the number of onboarded institutions to over 100 and the total notional volume traded was approximately $10 billion, and we grew our market share considerably off of a low base. And just recently, we expanded our perpetual futures offering to retail customers in certain jurisdictions via Advanced Trade.  Prime Financing sees continued adoption.  In Q3, we improved the user experience in Prime, expanded access with financing available on over 60 assets, covering over 90% of Coinbase Prime average daily trading volume, and have seen balance growth and steady institutional adoption. We’re also continuing to make progress in crypto, updating the financial system. Our current financial system hasn’t been updated in decades and is showing its age. Crypto is the faster, cheaper, borderless, decentralized, and transparent upgrade that the system desperately needs. Investments in assets like stablecoins lay the foundation for more people to easily engage with assets onchain.

Third Quarter 2023 11 Ushering in the next chapter for USDC. We are optimistic on stablecoins as they represent an important stepping stone to getting people access to better financial services and updating the financial system. Stablecoins match the benefits of crypto - instant settlement, borderless, available to anyone, free conversion - without price volatility. In Q3, we entered into an updated arrangement with Circle, which results in even greater strategic alignment on the long-term success of the stablecoin ecosystem.. As part of the updated arrangement, operations and governance will be streamlined and enhance the direct accountability of Circle as the issuer of USDC. USDC has launched on 6 new blockchains since August. Pursuant to this arrangement, Coinbase will earn a pro rata portion of income earned on the USDC reserves based on the amount of USDC held on each respective party’s platform, and will now equally share in the income earned from the distribution and usage of USDC after certain expenses.  Which brings us to crypto products that are powering the future of the Internet. Onchain is the new online - with blockchain serving as the foundational technology stack on which decentralized applications are being built and will continue to grow well into the future. Coinbase is building the key network improvements that make building this future faster, cheaper and more efficient Base and Onchain Summer highlights. In Q3, we introduced Base, our advanced layer 2 (L2) solution. L2 networks are designed to address the inefficiencies of layer 1 (L1) networks which can be slow, inefficient and expensive to use. The transition from L1 networks to L2 networks can be likened to the transition from dial-up Internet to broadband. Base optimizes speed and efficiency, significantly reducing costs, while granting developers seamless access to the extensive Coinbase ecosystem. Having transitioned Base to Mainnet in August, which means it is now available to everyone, and even though it’s still early days, we’re seeing promising traction To celebrate the launch, we catalyzed an onchain movement this summer for developers and the crypto community called Onchain Summer. During the campaign, we saw over 10 million NFTs minted across more than a million transacting wallets on Base. This momentum helped drive rapid growth of Base, including more than $500 million in assets on the platform. While early, we are encouraged by the early utility of Base and are optimistic about the role L2s will play not only for Coinbase but for the growth and development of the entire cryptoeconomy.

Third Quarter 2023 12 Chapter 3  We’re focused on engaging with regulators & legislators around the world to bring crypto into the regulatory perimeter, including here in the US. We are actively involved in driving regulatory clarity in the US We are actively involved in advocating for US legislation at both the state and federal level to create regulatory clarity. While legislating can be slow and unpredictable, we are still optimistic the US will get this right by embracing innovation, proposing clear rules, and protecting consumers. We are particularly pleased with the work of the Commodities Future Trading Commission and the New York Department of Financial Services, both of which have worked to create tailored approaches to digital assets.   American citizens deserve the consumer protections that come with a clear rulebook. We estimate 52 million Americans currently own crypto. To put that into context, that is more than the number of Americans that own electric vehicles and more than all collective members of US unions. And, importantly, crypto owners are becoming an increasingly larger voter base, and they are using their voice to advocate. For example, crypto advocates have sent record levels of comment letters to the IRS with regards to the proposed broker reporting rules. Crypto owners and market participants are calling for a level playing field with analogous reporting regimes and calling out the need for privacy in addition to tax compliance Crypto advocates know crypto is part of the solution when it comes to fixing our antiquated and cumbersome financial system. And almost no one is happy with today's financial system. Only 9% of those surveyed say they are satisfied with the US financial system and only 22% think it’s better than that of any other country. This is especially true for younger generations. Nearly two in five younger people (38%) say crypto and blockchain can increase economic opportunities for them in ways traditional finance can’t. The American people are embracing crypto and asking their representatives to create common sense clear rules. To aid in this mission Coinbase was proud to help launch an independent movement known as Stand with Crypto that now has more than 100,000 advocates and unique tools that help connect advocates directly with their representatives to make their voices heard. Stand with Crypto is a grassroots movement that will change the political and policy landscape in the US for the better.

We are moving forward in markets where there are clear regulations:

- While the US continues to struggle to keep pace, the rest of the world has made great strides in embracing crypto and onchain technology with clear legislation. We're seeing global efforts to bring crypto into regulatory scopes as 83% of G20 nations are adopting crypto regulations. In Europe, 27 countries are standing together to create one unified set of rules for crypto on MiCA. Something the US desperately needs. In response to this groundbreaking regulation, Coinbase moved quickly and recently announced that Ireland will be our MiCA hub. We continue to work with regulators around the world on laws for cryptocurrencies and act quickly to embrace new regulation when it is developed.

83% of the G20 and major financial hubs have either passed national crypto legislation or have crypto regulations in place.


CANADA
MEXICO
UK
EU
FRANCE
SWITZERLAND
ITALY
SPAIN
BRAZIL
ARGENTINA
SOUTH AFRICA
UAE
SINGAPORE
INDONESIA
AUSTRALIA
RUSSIA
JAPAN
SOUTH KOREA
CHINA (HONG KONG)

Our case with the SEC continues to progress:

- The SEC sued Coinbase on June 6 and the case is proceeding according to the Court's schedule. We filed a motion for judgment on the pleadings that would dismiss the entire case on August 4. Our core argument is simple – we do not offer "investment contracts" as that term has been construed by decades of Supreme Court and other binding precedent. The Court has set oral argument on our motion for January 17, 2024. We are grateful for the Court's careful consideration and have full faith in the legal process.

coinbase Third Quarter 2023 13

Chapter 4
Outlook

Our Q4 outlook reflects a continuation of trends that we experienced in Q3. Specifically:

Transaction Revenue

- We generated approximately $105 million of total transaction revenue in October, though we urge caution in extrapolating these results.

Subscription and Services Revenue

- We expect Q4 subscription and services revenue to be approximately flat compared to Q3. This assumes that there are no material changes to crypto and fiat assets that customers store on our platform, crypto asset prices, crypto market conditions or the regulatory environment compared to the month of October.

Coinbase Q4 2023 Outlook

METRIC	OUTLOOK
Subscription and Services Revenue	Approximately flat compared to Q3
Transaction Expenses	Mid teens as a % of net revenue *Dependent on revenue mix*
Technology and Development + General and Administrative Expenses	$525 million - $575 million *Including ~$150 million in stock-based compensation*
Sales and Marketing Expenses	$85 million - $95 million *Including ~$14 million in stock-based compensation*

Expenses

- We expect technology & development and general & administrative expenses to decrease Q/Q primarily due to our stock-based compensation recognition being non-linear as indicated last quarter. This will be partially offset by a modest increase in legal, compliance and political expense, some of which was delayed from Q3 to Q4.
- We expect sales and marketing expenses to increase Q/Q as a result of seasonally-higher spend associated with our NBA partnership, increased USDC customer reward payouts driven by higher on-platform balances and certain marketing and public policy investments that we delayed from Q3 to Q4. These increases are partially offset by lower stock-based compensation Q/Q.

coinbase Third Quarter 2023 14

Third Quarter 2023 15 Looking Ahead  Webcast Information  Forward Looking Statements  Crypto remains volatile, as evidenced by ongoing uncertainty in the regulatory environment. While we can’t predict what will happen next, for 2023 we anticipate meaningful positive Adjusted EBITDA. This is an improvement from our previously-communicated goal of improving Adjusted EBITDA in absolute dollar terms versus full-year 2022. We will host a question and answer session to discuss the results for the third quarter 2023 on November 2, 2023 at 2:30 pm PT. The live webcast of the call will be available on the Investor Relations section of Coinbase’s website at https://investor.coinbase.com. A replay of the call as well as a transcript will be available on the same website. This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding our future operating results and financial position, including for the fourth quarter and the full-year ending December 31, 2023, anticipated future expenses and investments; expectations relating to certain of our key financial and operating metrics; our business strategy and plans; expectations relating to legal and regulatory proceedings; expectations relating to our industry, the regulatory environment, market conditions, trends and growth; expectations relating to customer behaviors and preferences; our ability to fund our operations through periods of macroeconomic uncertainty and significant volatility in the cryptoeconomy; our market position; potential market opportunities; and our objectives for future operations. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among others: our ability to successfully execute our business and growth strategy and generate future profitability; market acceptance of our products and services; our ability to further penetrate our existing customer base and expand our customer base; our ability to develop new products and services; our ability to expand internationally; the success of any acquisitions or investments that we make; the effects of increased competition in our markets; our ability to stay in compliance with applicable laws and regulations; stock price fluctuations; market conditions across the cryptoeconomy, including crypto asset price volatility; and general market, political and economic conditions, including interest rate fluctuations, inflation and instability in the global banking system. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, our actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are, or will be included, in our filings we make with the Securities and Exchange Commission (SEC) from time to time, including our Annual Report on Form 10-K for the year ended December

Third Quarter 2023 16 31, 2022 filed with the SEC on February 21, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 4, 2023, our Quarterly Report on Form 10- Q for the quarter ended June 30, 2023 filed with the SEC on August 3, 2023 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 2, 2023. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP), we use the following non-GAAP financial measures: Adjusted EBITDA. The presentation of this financial measure is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, other companies, including companies in our industry, may calculate this non-GAAP measure differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of our non-GAAP financial measure as a tool for comparison. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure. We believe this non-GAAP financial measure provides investors with useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. There are a number of limitations related to Adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent of Adjusted EBITDA. Some of these limitations are Adjusted EBITDA excludes provision for (benefit from) income taxes; depreciation and intangible assets amortization expense and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us the impact of crypto asset borrowing costs, a non-cash expense, which is similar in nature to interest expense on our crypto asset borrowings, which has been recurring, and may in the future recur stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy crypto asset impairment, net, represents impairment on crypto assets still held and is a non- cash expense, which has been recurring, and may in the future recur, although the crypto assets impaired may be sold in the future at a price at or higher than the price the assets have been impaired to; impairment on investments, net, a non-cash expense, which has been recurring, and may in the future recur, although the impaired investments may be sold in the future at a price lower, at or higher than the price the assets have been impaired to; impairment on property and equipment and intangible assets are infrequent in nature and are non-cash adjustments; the impact of restructuring, which is infrequent and not related to normal operations but impacted our results in 2022 and 2023;  Non-GAAP Financial Measure  Adjusted EBITDA

Third Quarter 2023 17 gain on extinguishment of long-term debt due to repurchases prior to maturity, a non-cash adjustment, which has been recurring, and may in the future recur the impact of unrealized foreign exchange gains or losses and fair value adjustments on foreign exchange derivatives for hedging activities, non-cash adjustments, which have been recurring, and may in the future recur the impact of fair value gain or loss on derivatives, a non-cash expense, which has been recurring, and may in the future recur; non-recurring legal reserves and related costs, which reduces cash available to us an a non-recurring fee and write-off related to an early lease termination, a non-recurring accrual for value-added tax related to our Irish operations, and non-cash unrealized gains or losses on contingent consideration, which we have consolidated into the line item “other adjustments” because they are not material individually. We calculate Adjusted EBITDA as net loss or income, adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest expense, crypto asset borrowing costs, stock-based compensation expense, crypto asset impairment, net, loss or gain on investments, net, other impairment, restructuring, gain on extinguishment of long-term debt, net, change in unrealized foreign exchange, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other adjustments, net. We have not reconciled our Adjusted EBITDA outlook to GAAP net loss because certain items that impact GAAP net loss are uncertain or out of our control and cannot be reasonably predicted. For example, stock-based compensation is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net loss is not available without unreasonable effort. For more information on our non-GAAP financial measures and a reconciliation of GAAP to non- GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Results” table in this shareholder letter.

Coinbase Global, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value data)
(unaudited)

	September 30, 2023	December 31, 2022
Assets		
Current assets:		
Cash and cash equivalents	$ 5,100,799	$ 4,425,021
Restricted cash	26,319	25,873
Customer custodial funds	3,474,489	5,041,119
Safeguarding customer crypto assets	114,291,909	75,413,188
USDC	400,799	861,149
Accounts and loans receivable, net of allowance	397,466	404,376
Income tax receivable	69,727	60,441
Prepaid expenses and other current assets	157,714	217,048
Total current assets	123,919,222	86,448,215
Crypto assets held	455,986	424,393
Lease right-of-use assets	15,412	69,357
Property and equipment, net	202,274	171,853
Goodwill	1,139,670	1,073,906
Intangible assets, net	94,935	135,429
Other non-current assets	1,478,096	1,401,720
Total assets	$ 127,305,595	$ 89,724,873
Liabilities and Stockholders' Equity		
Current liabilities:		
Customer custodial cash liabilities	$ 3,474,489	$ 4,829,587
Safeguarding customer crypto liabilities	114,291,909	75,413,188
Accounts payable	36,744	56,043
Accrued expenses and other current liabilities	374,374	331,236
Crypto asset borrowings	109,255	151,505
Lease liabilities, current	12,015	33,734
Total current liabilities	118,298,786	80,815,293
Lease liabilities, non-current	5,690	42,044
Long-term debt	3,076,599	3,393,448
Other non-current liabilities	3,395	19,531
Total liabilities	121,384,470	84,270,316
Commitments and contingencies		
Stockholders' equity:		
Class A common stock, $0.00001 par value; 10,000,000 shares authorized at September 30, 2023 and December 31, 2022; 191,973 and 182,796 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	2	2
Class B common stock, $0.00001 par value; 500,000 shares authorized at September 30, 2023 and December 31, 2022; 47,196 and 48,070 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	4,418,327	3,767,686
Accumulated other comprehensive loss	(44,113)	(38,606)
Retained earnings	1,546,909	1,725,475
Total stockholders' equity	5,921,125	5,454,557
Total liabilities and stockholders' equity	$ 127,305,595	$ 89,724,873

Coinbase Global, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Revenue:				
Net revenue	$ 623,004	$ 576,375	$ 2,021,902	$ 2,543,869
Other revenue	51,144	13,964	132,686	21,231
Total revenue	674,148	590,339	2,154,588	2,565,100
Operating expenses:				
Transaction expense	90,577	101,876	295,146	546,889
Technology and development	322,756	556,338	1,001,454	1,736,251
Sales and marketing	78,178	75,888	226,007	416,986
General and administrative	252,630	339,157	760,379	1,222,904
Restructuring	(860)	(1,232)	142,594	41,221
Crypto asset impairment, net	7,180	12,150	17,089	654,962
Other operating expense (income), net	3,512	62,646	(10,806)	101,223
Total operating expenses	753,973	1,146,823	2,431,863	4,720,436
Operating loss	(79,825)	(556,484)	(277,275)	(2,155,336)
Interest expense	20,821	21,507	64,029	67,301
Other (income) expense, net	(135,307)	65,699	(131,606)	271,067
Income (loss) before income taxes	34,661	(643,690)	(209,698)	(2,493,704)
Provision for (benefit from) income taxes	36,926	(99,055)	(31,132)	(425,756)
Net loss	$ (2,265)	$ (544,635)	$ (178,566)	$ (2,067,948)
Net loss attributable to common stockholders:				
Basic	$ (2,265)	$ (544,635)	$ (178,566)	$ (2,067,948)
Diluted	$ (2,265)	$ (544,635)	$ (178,566)	$ (2,073,343)
Net loss per share attributable to common stockholders:				
Basic	$ (0.01)	$ (2.43)	$ (0.76)	$ (9.37)
Diluted	$ (0.01)	$ (2.43)	$ (0.76)	$ (9.39)
Weighted-average shares of common stock used to compute net loss per share attributable to common stockholders:				
Basic	237,270	223,916	234,479	220,816
Diluted	237,270	223,916	234,479	220,856

Stock-based Compensation Expense

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
Technology and development	$ 130,776	$ 275,817	$ 376,941	$ 793,573
Sales and marketing	16,556	18,461	45,695	52,813
General and administrative	70,821	97,163	194,149	288,692
Restructuring	—	—	84,042	—
Total	$ 218,153	$ 391,441	$ 700,827	$ 1,135,078

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended September 30,	
	2023	2022
Cash flows from operating activities		
Net loss	$ (178,566)	$ (2,067,948)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:		
Depreciation and amortization	110,157	113,721
Investment impairment expense	9,062	70,866
Other impairment expense	10,069	9,071
Stock-based compensation expense	616,785	1,135,078
Restructuring stock-based compensation expense	84,042	—
Provision for transaction losses and doubtful accounts	10,356	(7,599)
Loss on disposal of property and equipment	7,567	—
Deferred income taxes	(50,217)	(444,225)
Unrealized loss on foreign exchange	17,314	192,253
Fair value gain on foreign exchange derivatives	—	(22,935)
Non-cash lease expense	37,271	23,374
Change in fair value of contingent consideration	436	(7,175)
(Gain) loss on investments	(49,301)	1,118
Fair value (gain) loss on derivatives	(14,332)	3,351
Amortization of debt discount and issuance costs	6,665	7,042
Gain on extinguishment of long-term debt, net	(99,446)	—
Realized loss on crypto futures contract	43,339	—
Crypto asset impairment expense	77,151	689,077
Crypto assets received as revenue	(299,304)	(376,990)
Crypto asset payments for expenses	185,149	332,897
Realized gain on crypto assets	(110,610)	(34,274)
Changes in operating assets and liabilities:		
USDC	464,728	(298,236)
Accounts and loans receivable	81,317	(21,520)
Deposits in transit	(28,055)	53,731
Income taxes, net	(157)	4,785
Other current and non-current assets	21,244	(104,801)
Accounts payable	(18,745)	24,667
Lease liabilities	(36,045)	(7,758)
Other current and non-current liabilities	30,263	(107,553)
Net cash provided by (used in) operating activities	928,137	(839,983)
Cash flows from investing activities		
Purchase of property and equipment	(533)	(3,747)
Proceeds from sale of property and equipment	275	—
Capitalized internal-use software development costs	(51,638)	(47,831)
Business combinations, net of cash acquired	(30,730)	(186,150)
Purchase of investments	(8,459)	(57,716)
Proceeds from settlement of investments	3,266	1,497
Loans originated	(348,252)	(189,137)
Proceeds from repayment of loans	242,384	290,928
Assets pledged as collateral	(18,295)	—
Assets pledged as collateral returned	55,989	—
Settlement of crypto futures contract	(43,339)	—
Purchase of crypto assets held	(150,827)	(1,339,689)
Disposal of crypto assets held	265,042	894,147
Net cash used in investing activities	(85,117)	(637,698)

Coinbase Global, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended September 30,	
	2023	2022
Cash flows from financing activities		
Issuance of common stock upon exercise of stock options, net of repurchases	27,653	40,978
Taxes paid related to net share settlement of equity awards	(183,962)	(268,746)
Proceeds received under the ESPP	14,254	16,064
Other financing activities	—	3,679
Customer custodial cash liabilities	(1,349,666)	(3,977,293)
Repayment of long-term debt	(222,664)	—
Assets received as collateral	5,324	—
Assets received as collateral returned	(4,585)	—
Proceeds from short-term borrowings	31,640	149,400
Repayments of short-term borrowings	(52,122)	(170,000)
Net cash used in financing activities	(1,734,128)	(4,205,918)
Net decrease in cash, cash equivalents, and restricted cash	(891,108)	(5,683,599)
Effect of exchange rates on cash, cash equivalents, and restricted cash	(27,353)	(376,261)
Cash, cash equivalents, and restricted cash, beginning of period	9,429,646	17,680,662
Cash, cash equivalents, and restricted cash, end of period	$ 8,511,185	$ 11,620,802
Cash, cash equivalents, and restricted cash consisted of the following:		
Cash and cash equivalents	$ 5,100,799	$ 5,006,584
Restricted cash	26,319	23,113
Customer custodial cash	3,384,067	6,591,105
Total cash, cash equivalents, and restricted cash	$ 8,511,185	$ 11,620,802
Supplemental disclosure of cash flow information		
Cash paid during the period for interest	$ 42,913	$ 43,630
Cash paid during the period for income taxes	19,676	17,762
Operating cash outflows for amounts included in the measurement of operating lease liabilities	11,173	10,845
Supplemental schedule of non-cash investing and financing activities		
Unsettled purchases of property and equipment	$ —	$ 177
Right-of-use assets obtained in exchange for operating lease obligations	447	3,059
Non-cash consideration paid for business combinations	51,494	324,925
Purchase of crypto assets and investments with non-cash consideration	11,234	17,898
Disposal of crypto assets and investments for non-cash consideration	8,616	—
Redemption of investments with non-cash consideration	—	5,000
Crypto assets borrowed	399,460	728,490
Crypto assets borrowed repaid with crypto assets	437,254	1,182,479
Crypto loans originated	409,027	—
Crypto loans repaid	446,095	—
Realized gain on crypto assets held as investments	48,491	—
Non-cash assets pledged as collateral	128,587	—
Non-cash assets pledged as collateral returned	140,818	—
Non-cash assets received as collateral	242,883	—
Non-cash assets received as collateral returned	237,681	—

Reconciliation of Net Loss to Adjusted EBITDA (unaudited)

	Q3'22	Q4'22	Q1'23	Q2'23	Q3'23
			(in thousands)		
Net loss	$ (544,635)	$ (557,001)	$ (78,896)	$ (97,405)	$ (2,265)
Adjusted to exclude the following:					
(Benefit from) provision for income taxes	(99,055)	(13,877)	(86,780)	18,722	36,926
Depreciation and amortization	40,114	40,348	41,208	36,982	31,967
Interest expense	21,507	21,600	21,536	21,672	20,821
Crypto asset borrowing costs	945	2,728	1,520	1,218	706
Stock-based compensation	391,441	430,745	198,860	199,772	218,153
Crypto asset impairment, net[1]	—	5,672	12,085	8,499	8,897
Loss (gain) on investments, net[2]	1,577	30,579	5,008	3,172	(48,498)
Other impairment[3]	1,122	17,446	5,527	2,586	1,956
Restructuring	(1,232)	(518)	144,489	(1,035)	(860)
Gain on extinguishment of long-term debt, net	—	—	—	(17,855)	(81,591)
Change in unrealized foreign exchange	77,181	(163,736)	8,428	8,008	878
Fair value (gain) loss on foreign exchange derivatives	(22,935)	22,935	—	—	—
Fair value loss (gain) on derivatives	2,399	4,059	(3,199)	(10,731)	(402)
Non-recurring legal reserves and related costs	—	50,000	—	—	—
Other adjustments, net	15,679	(15,097)	13,866	20,347	(5,744)
Adjusted EBITDA	$ (115,892)	$ (124,117)	$ 283,652	$ 193,952	$ 180,944

Note: Figures presented above may not sum precisely due to rounding

(1) Crypto asset impairment, net represents impairment on crypto assets still held.
(2) Includes impairment and net gains on investments.
(3) Other impairment represents impairment on property and equipment and intangible assets.